CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 3, 2000 (except Strong Discovery Fund II, which report is dated February 2, 2000), relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Reports to Shareholders of Strong Discovery Fund II, Strong International Stock Fund II, Strong Mid Cap Growth Fund II and Strong Schafer Value Fund II (four of the portfolios constituting the Strong Variable Insurance Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
April 26, 2000

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